Contacts:	For Media:	For Financials:
	John S. Oxford	James C. Mabry IV
	Senior Vice President	Executive Vice President
	Chief Marketing Officer	Chief Financial Officer
	(662) 680-1219	(662) 680-1281
	joxford@renasant.com	jim.mabry@renasant.com

Chapman Elected President of Renasant

TUPELO, MISSISSIPPI (May 4, 2023) – The Board of Directors of Renasant Corporation (the “Company”) announced today that Kevin D. Chapman has been elected President of the Company and Renasant Bank (the “Bank”). Chapman will retain his current title of Chief Operating Officer. It was also announced that C. Mitchell Waycaster, in addition to continuing in his role as Chief Executive Officer of the Company and the Bank, was elected Executive Vice Chairman of the Company and the Bank.

Chapman has been Chief Operating Officer for the Company since May 2018. From October 2011 until he assumed the Chief Operating Officer role, he was the Chief Financial Officer of the Company and the Bank. Prior to that, Chapman served in various capacities since joining the Bank in 2005, including the Chief Strategy Officer and Corporate Accounting Officer. In his new role as President, Chapman will continue to be responsible for corporate strategy and the day-to-day operations for the Company and Bank. Chapman has also been a director of the Bank since 2018.

"We are delighted to announce the promotion of Kevin Chapman to the position of President. Kevin has done an outstanding job since becoming our Chief Operating Officer in 2018. We are confident that his ability, knowledge and proven leadership skills enable him to take on the responsibilities of President and continue to lead our company on a successful path,” said Renasant Executive Chairman, E. Robinson McGraw, and Waycaster in a joint statement. “On behalf of our shareholders, associates, and the Board, we extend our heartiest congratulations to Kevin for his well-deserved promotion. We believe Renasant will continue to thrive under Kevin’s guidance, and we are proud to have such capable hands at the Bank’s helm."

For more information, please visit www.renasantbank.com or Renasant’s IR site at www.renasant.com.

ABOUT RENASANT CORPORATION:
Renasant Corporation is the parent of Renasant Bank, a 119-year-old financial services institution. Renasant has assets of approximately $17.5 billion and operates 196 banking, lending, mortgage, wealth management and insurance offices throughout the Southeast as well as offering factoring and asset-based lending on a nationwide basis.

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